EXHIBIT 10.7

CONSULTING AGREEMENT

This Consulting Agreement (together with Exhibit A, the “Agreement”), is by and between Ilan Ganot (the “Special Advisor”), and Solid Biosciences Inc., a Delaware corporation (together with its affiliates, the “Company”), having an address at 500 Rutherford Avenue, Third Floor, Charlestown, MA 02129.

WHEREAS, Special Advisor has been employed as the Chief Executive Officer of the Company;

WHEREAS, Special Advisor has entered into the Executive Transition and Separation Agreement to which this Agreement is attached; and

WHEREAS, effective on the Separation Date (as defined in the Executive Transition and Separation Agreement), Special Advisor will serve as a consultant to the Company’s Chief Executive Officer and will provide consulting and advisory services to the Company pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Special Advisor and the Company agree as follows:

1. Services. Company retains Special Advisor, and Special Advisor agrees to provide, consulting and advisory services to Company, as requested from time to time by Company. Special Advisor shall devote up to four hundred and fifteen (415) hours (up to eight (8) hours weekly) of Services over the twelve (12) month period of the Term of this Agreement. Special Advisor’s duties are described in Exhibit A attached hereto (the “Services”).

2. Compensation. As consideration for Services provided under this Agreement, the Company shall pay to Special Advisor a fixed consulting fee equal to $20,833.33 per month (the “Monthly Consulting Fee”). The Monthly Consulting Fee is a fixed amount and shall not be subject to increase or decrease regardless of the number of hours expended in any given month by the Special Advisor in the provision of the Services. Further, the Company shall grant, subject to approval of the Company’s Board of Directors, to Special Advisor an option to purchase 200,000 shares of the Company’s Common Stock at an exercise price per share equal to the closing price of the Company’s Common Stock on the date of grant (the “Stock Options”), and 95,000 restricted stock units with respect to Company Common Stock (the “RSUs”). The Stock Options and RSUs will vest in equal quarterly installments with the first installment vesting three months from the date of grant and the final installment vesting date being the date that is 12 months from the Separation Date, subject to Special Advisor’s continued provision of consulting and advisory services hereunder. Additionally, in the event of a Change in Control (as defined below) of the Company, all unvested Stock Options and RSUs will accelerate in full.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of this Consulting Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.

3. Work-Made-for Hire.

(a) All right, title and interest in any and all writings, ideas, inventions, know-how, designs, improvements or other property created during Special Advisor’s consulting and advisory relationship relating in any way to the assets, business or operations of the Company, constituting copyrights, patents, trademarks, service marks and related rights or other forms of proprietary rights or information (regardless of whether any such copyrights, patents, trademarks and service marks or other rights have or may be registered) that are created, adapted or improved by Special Advisor (whether alone or in conjunction with any other person or employee), and all material created during Special Advisor’s consulting and advisory relationship that includes any of the foregoing (collectively, “Covered Material”), shall be owned by the Company and to the extent that it includes copyrightable subject matter, shall be deemed a work made for hire for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes. If any Covered Material is deemed not to be work made for hire, such Covered Material is hereby assigned by Special Advisor to the Company and Special Advisor shall not have or claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in such Covered Material.

(b) The Company shall have the right to apply for and obtain registrations in the United States Copyright Office and the United States Patent and Trademark Office, in its own or its designee’s name, of its rights in any or all of the Covered Material. If for any reason the rights in any Covered Material are registered, or applied to be registered, in Special Advisor’s name, Special Advisor shall assign in writing such application or registration to the Company and hereby authorizes and appoints the Company as its agent for the purpose of recording such assignment.

(c) Upon request of the Company, Special Advisor shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to protect the Company’s interest therein, including any assistance which the Company shall deem necessary in connection with any proceeding or litigation involving the same. The Company shall reimburse Special Advisor for all reasonable out-of-pocket costs incurred by Special Advisor in rendering any such assistance requested by the Company pursuant to this Section. In the event that Special Advisor should fail or refuse to execute such documents within a reasonable time, Special Advisor appoints the Company as his agent and attorney to execute and deliver any such documents on Special Advisor’s behalf.

4. Nondisclosure. Special Advisor agrees to (a) hold Confidential Information (as defined below) in confidence; (b) not disclose any Confidential Information to any third party without the prior written consent of the Company; (c) not use Confidential Information for any purpose except solely as required to perform the Services; and (d) treat Confidential Information with no less than a reasonable degree of care. For purposes of this Agreement, the term “Confidential Information” means any and all information and derivative information, in whatever form or medium, including oral information, concerning or relating to the Company or information of any third party that the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including, without limitation, intellectual property of the

Company, such as, but not limited to, Covered Material, patent applications, copyrights, copyright applications, and trade secrets; information regarding or resulting from research and development activities performed by or on behalf of the Company and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process); and business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, investors, customer lists, customers, suppliers, facilities, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales, strategies, operations, policies, procedures, commercialization capabilities, and information regarding third parties). Notwithstanding the foregoing, Confidential Information does not include information that Special Advisor can demonstrate: (a) is publicly known and generally available in the public domain other than in consequence of improper action by any person; or (b) was acquired by Special Advisor free and clear of any duty of confidentiality or restricted use and without improper action by the transferor of such information or any other person. Special Advisor shall keep confidential all matters entrusted to Special Advisor by or on behalf of the Company and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing Special Advisor’s duties as a consultant to the Company, and Special Advisor shall not use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. Nothing in this Agreement prohibits Special Advisor from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory institution, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any such reports or disclosures and Special Advisor is not required to notify the Company that Special Advisor has made such reports or disclosures.

5. Compliance with Laws. Special Advisor agrees to provide the Services to the Company and its affiliates in accordance with all applicable laws and regulations and the highest professional standards. Special Advisor represents and warrants that Special Advisor has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

6. Compliance with Obligations to Third Parties. Special Advisor represents and warrants to the Company that the terms of this Agreement and Special Advisor’s performance of Services do not and will not conflict with any of Special Advisor’s obligations to any third parties. Special Advisor represents that Special Advisor has not brought and will not bring with Special Advisor to the Company or use in the performance of the Services any equipment, funds, space, personnel, facilities, confidential information, trade secrets or other resources of any third party which are not generally available to the public, nor will Special Advisor take any other action that would result in a third-party asserting ownership of, or other rights in, any Covered Material. If Special Advisor is a faculty member at or employee of a university or hospital or another organization or company (“Institution”), Special Advisor represents and warrants that Special Advisor is not prohibited by any applicable policy of such Institution, including without limitation any policy addressing conflicts of interest or intellectual property, from performing external consulting services and assigning rights to intellectual property arising from such services to the Company or a third party. To the extent Special Advisor is subject to any policy of his/her employer that requires approval of agreements governing external consulting services, Special Advisor represents that such approval has been given and covenants that such approval will be obtained prior to entering into any amendment to this Agreement requiring such approval.

7. Non-hire of Employees and Consultants. During the Term and for a one year period thereafter, Special Advisor will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, employ, hire, retain, attempt to employ, hire or retain, or knowingly permit any company or business organization by which Special Advisor is employed or which is directly or indirectly controlled by Special Advisor to employ, hire or retain, any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after the termination of this Agreement.

8. Nonsolicitation of Employees and Consultants. During the Term and for a one year period thereafter, Special Advisor will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, in any manner seek to solicit or induce any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after the termination of this Agreement, to leave his or her employment or consultancy with the Company, or assist in the recruitment or hiring of any such person.

9. Nondisparagement. Special Advisor shall not at any time, whether during or after the Term, regardless of the reason for such termination, make to any person or entity disparaging, critical or otherwise detrimental comments of a business or personal nature relating to the Company or its personnel.

10. Use of Name. Special Advisor will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of the Company or any of its affiliates for publicity, promotion, or other uses without the Company’s prior written consent.

11. Company Property. Special Advisor shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term “Company Property” shall include all Confidential Information; the Company’s records, files and data; all Company computers, cellular telephones, personal digital assistants, credit and/or calling cards, keys, access cards and the like; and all other documentation or materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in Special Advisor’s possession, custody or control. Special Advisor further agrees that upon expiration or termination of this Agreement or earlier at the Company’s request, Special Advisor shall immediately return all Company Property to the Company. Special Advisor acknowledges and agrees that all Company Property shall be and remain the sole and exclusive property of the Company. Immediately upon the expiration or termination of this Agreement, Special Advisor shall deliver all Company Property in Special Advisor’s possession, and all copies thereof, to the Company.

12. Term & Termination. The term of this Agreement will commence on the Separation Date and expire on the date that is 12 months following the Separation Date, unless earlier terminated in accordance with this Section 12 (the “Term”). Notwithstanding the foregoing, either party may terminate this Agreement, for any or no reason, on at least ten (10) days’ prior notice, and the Company may terminate this Agreement for “Cause” immediately upon notice. In the event of termination, Special Advisor shall be entitled to payment for Services performed prior to the effective date of termination for which payment has not previously been made. Further, in the event of a termination of this Agreement by the Company without Cause prior to the date that is 12 months following the Separation Date, and provided that Special Advisor timely executes a release of claims in a form to be provided by the Company, (A) the Company will continue to pay Special Advisor the Monthly Consulting Fee through the date that is 12 months following the Separation Date, (B) the Stock Options will accelerate in full and (C) the RSUs will become fully vested and nonforfeitable but will settle, and the shares subject thereto will be delivered, on the original vesting dates as if the Special Advisor’s services had continued. Payment by the Company for Services performed prior to the effective date of termination and, if applicable, of the Monthly Consulting Fee through the date that is 12 months following the Separation Date as well as the accelerated vesting of the Stock Options and RSUs, shall constitute full settlement of any and all claims of Special Advisor of every description against the Company. For purposes of this Agreement, a termination shall be for Cause if the Company determines that any one or more of the following has occurred:

(i) Special Advisor has committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company;

(ii) Special Advisor has been convicted of, or pleaded guilty or nolo contendere to, any crime triable upon indictment or involving moral turpitude; or

(iii) Special Advisor has engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises.

13. Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement with respect to the Company or to the address on file with the Company with respect to Special Advisor, or at such other address as the receiving party may specify in writing under this procedure. Notices to Company will be marked “Attention: Chief Legal Officer.” All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

14. Remedies. Special Advisor agrees that (i) the Company may be irreparably injured by a breach of this Agreement by Special Advisor; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach Company will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Special Advisor to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.

15. Independent Contractor; Taxes

(a) Special Advisor is an independent contractor and not an employee of the Company. Special Advisor shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement. Neither federal, state or local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on Special Advisor’s behalf. Special Advisor will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan of the Company.

(b) Special Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

(c) Special Advisor shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within Special Advisor’s control, and the Company will rely on Special Advisor to put in the amount of time necessary to fulfill the requirements of this Agreement. Special Advisor will provide all equipment and supplies required to perform the Services. Special Advisor will have reasonable access to administrative support from the Company as needed to perform the Services. Special Advisor is not required to attend regular meetings at the Company. However, upon reasonable notice, Special Advisor shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

(d) In the performance of the Services, Special Advisor has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

(e) Special Advisor shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

(f) The payments and benefits hereunder are intended to either be exempt from or to comply with the provisions of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Each installment of a payment hereunder shall be treated as a separate payment for purposes of Section 409A. No payment or benefit hereunder may be accelerated or deferred unless specifically permitted or required by Section 409A. Notwithstanding the foregoing, the Company shall have no liability to the Special Advisor, or to any other person, if the payments or benefits hereunder are not exempt from or compliant with Section 409A.

16. Waiver; Amendments. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be agreed to in writing by both parties.

17. Severability. Special Advisor agrees that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Special Advisor hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

18. Survival. Special Advisor’s obligations under Section 3 through 22 of this Agreement shall survive the expiration or termination of this Agreement and shall be binding upon Special Advisor’s successors, heirs, executors, administrators and legal representatives.

19. Assignment. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Special Advisor may not assign this Agreement. In no event will Special Advisor assign or delegate responsibility for actual performance of the Services to any third party.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws of such state. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

21. Entire Agreement. This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS HEREOF, Special Advisor has executed this Agreement as of the last date written below.

SOLID BIOSCIENCES INC.	ILAN GANOT

By: /s/ Ian Smith	/s/ Ilan Ganot
Name: Ian Smith Title: Chairman of the Board Date: 9/29/2022	Date: 9/29/2022